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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



FORM 4                                                    OMB APPROVAL
                                                ------------------------------
[_] Check this box if                            OMB Number:        3235-0287
    no longer subject                            Expires:  April 30, 1997
    to Section 16.                               Estimated average burden
    Form 4 or Form 5                             hours per response...... 0.5
    obligations may                             ------------------------------
    continue. See
    Instruction 1(b).

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

              Filed pursuant to Section 16(a) of the Securities
      Exchange Act of 1934, Section 17(a) of the Public Utility Holding
              Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940

1.  Name and Address of Reporting Person

Thiry                                Kent                              J.
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        (Last)                      (First)                        (Middle)

21250 Hawthorne Boulevard
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                                   (Street)

Torrance                              CA                             90503
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

 Total Renal Care Holdings, Inc. (TRL)
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Statement for Month/Year

May 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director                                  10% Owner
    ---                                       ---

     X  Officer  (give title below)               Other   (specify below)
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                     Chairman and Chief Executive Officer
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

                          Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

D. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock,        5/16/00      P             25,000         A      $4.3525/SH
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$.001 Par value      5/17/00      P             25,000         A      $4.3642/SH
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                     5/19/00      P             25,000         A       4.29           87,500                I            By Trust
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
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

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FORM 4 (continued)

                          Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)


 1. Title of Derivative        2. Conver-       3. Trans-       4. Transac-         5. Number of Deriv-         6. Date Exer-
    Security (Instr. 3)           sion or          action          tion Code           ative Securities            cisable and
                                  Exercise         Date            (Instr. 8)          Acquired (A) or             Expiration
                                  Price of         (Month/                             Disposed of (D)             Date
                                  Deriv-           Day/                                (Instr. 3, 4, and 5)        (Month/Day/
                                  ative            Year)                                                           Year)
                                  Security
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                                                                Code      V              (A)         (D)         Date     Expira-
                                                                                                                 Exer-    tion
                                                                                                                 cisable  Date
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

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

           7. Title and Amount of        8. Price          9. Number               10. Owner-            11. Na-
              Underlying Securities          of                of Deriv-                ship                  ture
              (Instr. 3 and 4)               Deriv-            ative                    Form                  of In-
                                             ative             Secur-                   of De-                direct
                                             Secur-            ities                    rivative              Bene-
                                             ity               Bene-                    Secu-                 ficial
                                             (Instr.           ficially                 rity:                 Owner-
           ---------------------------       5)                Owned                    Direct                ship
                        Amount or                              at End                   (D) or                (Instr.
                Title   Number of                              of                       Indi-                 4)
                        Shares                                 Month                    rect (1)
                                                               (Instr. 4)               (Instr.4)
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

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
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                               /s/ Kent Thiry                     6/9/2000
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                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.